Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No 333-185071) of PolyMet Mining Corp. of our report dated April 22, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Annual Report on Form 20-F.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, British Columbia
April 22, 2013